EXHIBIT 16.1
February 28, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of the Current Report on Form 8-K dated February 28, 2025, of Upbound Group, Inc., and we are in agreement with the statement in the first paragraph as to the date we were notified that we were dismissed as the Company’s independent registered public accounting firm and with the statements contained in the second, third, and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP